Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in this Form S-1 report on Form 10-K of Adventure Energy, Inc. for the period from March 28, 2008 (Date of Inception) to December 31, 2008 of our report dated March 26, 2009, relating to the financial statements for the period from March 28, 2008 (Date of Inception) to December 31, 2008.

/s/ Drakeford & Drakeford, LLC

Drakeford & Drakeford,LLC
New York/ New York